Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Jim Byers, Financial Dynamics (Investors)
(415) 439-4504

For immediate release

RURAL/METRO TO RESUME TRADING ON NASDAQ SMALLCAP MARKET

SCOTTSDALE, Ariz. (Dec. 22, 2004) – Rural/Metro Corporation (OTCBB: RURL) announced today that with the opening of business on Monday, December 27, 2004, its common stock will resume trading under the symbol “RURL” on the NASDAQ SmallCap Market.

The Company was informed by the NASDAQ Listing Qualifications Department that the Company’s listing application had been approved based on its compliance with all requirements for initial listing on the NASDAQ SmallCap Market.

The Company submitted its application for new listing last month, following notification from the NASDAQ Listing and Hearing Review Council that it had reversed an earlier decision by the NASDAQ Listing Qualifications Panel to delist the Company’s securities from the SmallCap Market based on events subsequent to the Panel’s decision. Accordingly, the Company was required to meet all criteria for initial listing, except that it had to demonstrate a minimum bid price of $1, instated of the $4 initial minimum bid price normally required. The Company’s common stock closed at $4.80 per share on Tuesday.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and more than 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company’s ability to maintain compliance with all Nasdaq SmallCap Market continued listing standards, the company’s ability to collect its accounts receivable; competitors’ actions; litigation matters; and the company’s ability to sustain operating cash flow; secure new contracts; and retain existing contracts.

Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2004 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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